UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 30, 2010

NEPHROS, INC.

(Exact name of registrant as specified in its charter)

Delaware
 (State or other jurisdiction of incorporation)

001-32288	13-3971809
(Commission File Number)	(IRS Employer ID Number)

41 Grand Avenue, River Edge, New Jersey	07661
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (201) 343-5202

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (e)

On March 30, 2010, Ernest Elgin, III resigned as our President and Chief Executive Officer and also resigned from our Board of Directors.  Mr. Elgin did not serve on any Board committees.  In connection with Mr. Elgin’s resignation, we entered into a separation, release and consulting agreement with him, pursuant to which we will pay Mr. Elgin his current salary through April 16, pay his applicable COBRA premiums through April 30, 2010 and, during any time that his COBRA coverage is in effect in 2010, reimburse him for out-of-pocket payments made in 2010 under his healthcare coverage up to $5,000, which is the deductible under the healthcare coverage.  Mr. Elgin will be available to consult with us for up to 15 hours a week until May 31, 2010, for which we will pay Mr. Elgin at the rate of 50% of his current salary from April 16 to May 31, 2010.   We have the right to extend the consulting period for an additional four months during which Mr. Elgin would be available to consult with us for up to 7.5 hours a week and during which we would pay Mr. Elgin 25% of his current salary.  We may terminate this consulting arrangement at any time upon 30 days notice.  The agreement contains customary release and confidentiality terms.  A copy of the agreement is filed as an exhibit to this report and incorporated herein by reference.

Gerald Kochanski, our Chief Financial Officer, will serve as our acting Chief Executive Officer until April 5, 2010.  As of April 6, 2010, Paul Mieyal, a member of our Board of Directors, will serve as our acting Chief Executive Officer.

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

Exhibit 10.52	Separation, Release and Consulting Agreement dated March 30, 2010 between Nephros, Inc. and Ernest Elgin, III.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

	By:	/s/ Gerald J. Kochanski
Dated: March 30, 2010		Gerald J. Kochanski
Chief Financial Officer